                                                                      EXHIBIT 12
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        GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                       AND
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                      NINE MONTHS ENDED SEPTEMBER 26, 1998
                                   (Unaudited)

                                                                                                       RATIO OF
                                                                                                       EARNINGS
                                                                                                          TO
                                                                                                       COMBINED
                                                                                                         FIXED
                                                                                           RATIO OF     CHARGES
                                                                                           EARNINGS       AND
                                                                                              TO      PREFERRED
                                                                                            FIXED        STOCK
(Dollar amounts in millions)                                                               CHARGES    DIVIDENDS
                                                                                           --------    --------
Net earnings ...........................................................................   $  2,523    $  2,523
Provision for income taxes .............................................................        991         991
Minority interest in net earnings of consolidated affiliates ...........................         35          35
                                                                                           --------    --------
Earnings before provision for income taxes and minority interest .......................      3,549       3,549
                                                                                           --------    --------
Fixed charges:
  Interest .............................................................................      6,266       6,266
  One-third of rentals .................................................................        204         204
                                                                                           --------    --------
Total fixed charges ....................................................................      6,470       6,470
                                                                                           --------    --------

Less interest capitalized, net of amortization .........................................         65          65
                                                                                           --------    --------
Earnings before provision for income taxes and minority interest, plus fixed charges ...   $  9,954    $  9,954
                                                                                           ========    ========

Ratio of earnings to fixed charges .....................................................       1.54
                                                                                           ========

Preferred stock dividend requirements ..................................................               $     69
Ratio of earnings before provision for income taxes to net earnings ....................                   1.39
Preferred stock dividend factor on pre-tax basis .......................................                     96
Fixed charges ..........................................................................                  6,470
                                                                                                       --------
Total fixed charges and preferred stock dividend requirements ..........................               $  6,566
                                                                                                       ========

Ratio of earnings to combined fixed charges and preferred stock dividends ..............                   1.52
                                                                                                       ========
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For purposes of computing the ratios,  fixed charges  consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.